Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

January 27, 2010	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income of $2.8 million for the quarter ended December 31, 2009, representing an increase of $575 thousand from $2.3 million for the quarter ended December 31, 2008. This increase was principally related to lower costs of funds and increased revenue from the mortgage segment, partially offset by increased credit costs and costs associated with the pending acquisition of First Market Bank. Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $406 thousand for the current quarter compared to $2.3 million from the same quarter last year. This represents a decrease in earnings per share, on a diluted basis, of $0.15, to $0.02 from $0.17. This reduction was largely attributable to acceleration of the discount accretion associated with the redemption of the Treasury’s investment in the Company.

The Company reported net income of $8.4 million for the year ended December 31, 2009, representing a decline of $6.1 million from the prior year. Drivers of the decline included increased credit costs, lower yields on earning assets, increased Federal Deposit Insurance Corporation (“FDIC”) assessments and costs associated with the pending acquisition of First Market Bank. These were partially offset by favorable cost of funds experience and increased revenue from the mortgage segment.

Select highlights:

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Net interest income improved $3.9 million over the same quarter a year ago and $1.8 million over the most recent quarter with the net interest margin increasing to 3.97% from 3.52% a year ago and 3.69% in the most recent quarter, due largely to reductions in the cost of funds and lower wholesale borrowings.

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Credit costs continued to impact earnings, resulting in provisions of $5.7 million for the quarter and $18.2 million year-to-date. The allowance for loan losses at year end represented 1.63% of total loans.

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Fourth quarter mortgage segment net income of $492 thousand increased compared to the most recent quarter and totaled $2.4 million for the year, reflecting increased origination volume during a historically low interest rate environment.

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The Company redeemed preferred stock issued to the U. S. Treasury under the Capital Purchase Program and recorded a charge of $2.4 million related to the accelerated discount accretion on the preferred stock, or $0.14, per share.

•	Costs related to the pending acquisition of First Market Bank amounted to $554 thousand for the quarter and $1.5 million for the year.

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Return on average common equity for the three months ended December 31, 2009 was 3.61%, while return on average assets was 0.44%, compared to 4.08% and 0.37%, respectively, for the same period in 2008.

“In a year filled with economic bad news and significant challenges, we are very pleased to closeout 2009 with another quarter of improved performance, generating momentum for 2010.” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “The net interest margin improved further in the fourth quarter driving earnings improvement and offsetting continued credit costs and acquisition-related costs. We also redeemed the U.S. Treasury’s investment in our preferred stock and redeemed the related stock warrant during the fourth quarter. Nonperforming assets continue to be a central focus for our organization, but we are also focused on economic recovery and growth……we are poised and ready to lend to credit-worthy borrowers.

We are excited about the prospects for 2010 as we expect to close the First Market Bank deal and move forward as one of Virginia’s premiere banking organizations.”

The Company reported net income of $2.8 million in each of the three month periods ended December 31, 2009 and September 30, 2009. Net income remained unchanged principally as a result of favorable cost of funds experience and mortgage segment revenue offset by increased credit costs and costs related to the pending acquisition of First Market Bank.

The Company continues to incur costs related to the pending acquisition of First Market Bank. Such costs include legal and accounting fees, lease and contract termination expenses, and employee severances, which will be expensed as incurred. Current quarter and year-to-date costs were $554 thousand and $1.5 million, respectively. Total acquisition costs were initially estimated to be approximately $10.8 million, but will likely be less than $8.0 million with remaining costs to be expensed as incurred over the next two quarters.

As a supplement to U. S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended December 31, 2009 were $0.17 as compared to $0.19 for the same quarter a year ago and $0.21 for the quarter ended September 30, 2009. Additionally, cash basis return on average tangible common equity for the quarter ended December 31, 2009 was 5.71% as compared to 6.98% in the prior year’s same quarter and 7.47% for the quarter ended September 30, 2009.

NET INTEREST INCOME

During 2009, the Federal Open Market Committee (“FOMC”) maintained the target range for the Federal funds rate at 0% to 0.25% and reiterated its intent to hold the Federal funds rate exceptionally low for an extended period. Additionally, the FOMC used liquidity and asset-purchase programs to support the financial markets and to stimulate the economy throughout 2009 but anticipates that, in light of recent ongoing improvements in the functioning of the financial markets, these programs will end as planned in 2010.

The decline in the target Federal funds rate throughout the last two years had placed downward pressure on the Company’s earning asset yields and related net interest income. During the third and fourth quarters of 2009, however, repricing of money market accounts and certificates of deposit provided significant relief from this trend. The Company also expects net interest margin to be relatively stable over the next several quarters based on the current yield curve.

On a linked quarter basis, tax-equivalent net interest income increased $1.8 million, or 8.2%, to $23.5 million. The tax-equivalent net interest margin increased 28 basis points to 3.97% from 3.69% in the prior quarter. The net interest margin increase was principally attributable to a decline in costs of interest-bearing liabilities. Costs of interest-bearing liabilities declined 29 basis points to 2.08% while yields on interest-earning assets increased 1 basis point to 5.69%. Improvements in the cost of funds were principally a result of declining costs on certificates of deposit (higher rate certificates of deposit matured and repriced at lower rates) as well as lower costs related to Federal Home Loan Bank of Atlanta (“FHLB”) borrowings.

Average money market deposits increased $191 million from the same time last year, principally related to the Company’s money market promotion. The money market promotion provided customers who opened these accounts during the last half of 2008 a 3% yield through June 30, 2009. Following expiration of the offer, yields for these money market deposits adjusted to the Company’s regular money market rates, which at the time were 1.60% or lower. Liquidity generated by this promotion allowed the Company to reduce reliance on other borrowings and not to reissue any brokered certificates of deposit. The repricing of the promotional money market accounts positively impacted the net interest margin in the second half of 2009 by adding approximately 19 basis points to net interest margin.

For the three months ended December 31, 2009, net interest income, on a tax-equivalent basis, increased $3.9 million, or 20.1%, to $23.5 million compared to the same period last year. This increase was attributable to lower deposit costs and lower wholesale funding volumes as compared to the decline in earning asset yields. The net interest margin increased 45 basis points, from 3.52% for the three months ended December 31, 2008, to 3.97% for the same period in 2009. Costs of interest-bearing liabilities declined 82 basis points over the same time, principally as a result of lower costs on certificates of deposit and lower costs and volume of FHLB advances. Yields on interest-earning assets declined 39 basis points over the past year, driven primarily by lower loan and investment security yields.

For the year ended December 31, 2009, tax-equivalent net interest income increased $2.2 million, or 2.8%, to $83.5 million. The tax-equivalent net interest margin decreased 24 basis points to 3.55% from 3.79% compared to the same period a year ago. The net interest margin decrease was partially attributable to a steeper decline in yields on interest-earning assets as compared to the costs of interest-bearing liabilities. Yields on interest-earning assets declined 84 basis points to 5.62% while the costs of interest-bearing liabilities declined only 60 basis points to 2.46% for the year. The decline in interest-earning asset yields was attributable to loan and investment balances repricing at lower rates, and to a lesser extent, an increase in nonaccrual loans. The decline in the cost of interest-bearing liabilities was attributable to declines in the cost of certificates of deposit and lower volumes and costs of FHLB advances, partially offset by increased volumes in promotional money market accounts.

On September 29, 2008, because of significant disruption and uncertainty in the financial markets, the Company borrowed $50 million under a FHLB advance at a rate of 3.52% with a maturity of September 28, 2009. At that time, the Company considered the FHLB advance to be a contingency plan against unforeseen and unprecedented market movements. The earnings spread between the advance and the corresponding short-term investment yield was negative and consequently had an unfavorable impact on the Company’s net interest margin. The repayment of this advance during the third quarter, net of a prepayment penalty, favorably impacted the net interest margin over the last half of 2009.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns regarding asset quality and softness in commercial real estate continued during the fourth quarter. These issues are impacting the markets in which the Company operates, mainly by slowing real estate activity and adding to the general economic uncertainty. The risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. While these markets have experienced slow economic activity, they remain in much better condition than the well-publicized markets in Arizona, Florida, California and other states where the Company does not lend and does not have loan loss exposure. The Company’s loan portfolio also does not include exposure to subprime mortgage loans.

During the current quarter the Company continued to experience deterioration in asset quality. While all economic indicators suggest the recession has technically ended, there could be additional softening in asset quality in the near-term, with the magnitude depending upon the potential lagging impact on commercial real estate, unemployment and the pace at which the local economy recovers. The Company sees indications that the housing markets and unemployment in Virginia are improving; however, the commercial real estate market may weaken further as continued job losses negatively affect both consumer spending and occupancy needs by employers.

The Company’s loan portfolio has a significant concentration in real estate loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across the Company’s markets has declined. While this softening negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

Year-to-date net charge-offs were $13.3 million, or 0.71%, of total loans. For the quarter ended December 31, 2009, net charge-offs were $8.2 million, or 1.73% of loans on an annualized basis, compared to $1.2 million, or 0.26%, for the quarter ended September 30, 2009 and $2 million, or 0.42%, in the same quarter last year. Net charge-offs in the fourth quarter included construction loans of $3.7 million, commercial loans of $3.2 million and consumer loans of $1.0 million. At December 31, 2009, total past due loans were $29.2 million, or 1.56% of total loans, nearly flat from 1.57% a year ago, and up from 1.53% at September 30, 2009.

At December 31, 2009, nonperforming assets totaled $44.9 million, a marginal increase compared to $43.4 million at September 30, 2009 and an increase of $23.3 million from a year ago. The overall increases in the trailing 12 months relate principally to loans in the real estate development and housing sectors. The net decline from the second quarter of 2009 of $8.9 million was primarily related to a successful workout and return to accruing status of a nonaccrual commercial real estate loan relating to a single credit relationship ($6.2 million) and the sale of land from other real estate owned ($2.9 million).

At December 30, 2009 the coverage ratio of allowance for loan losses to nonperforming loans was 136.4%, an increase from 111.1% at September 30, 2009, but down from 176.9% a year earlier. Similarly, the coverage ratio of allowance for loan losses to nonperforming assets (including other real estate owned) was 68.0%, a decline from 75.8% at September 30, 2009 and 118.3% a year earlier.

Nonperforming assets at December 31, 2009 include $22.3 million in nonperforming loans. This total includes residential real estate loans of $9.6 million, commercial and industrial loans of $5.8 million, commercial real estate loans of $2.2 million, land loans of $2.1 million, land development loans of $1.3 million and other loans totaling $1.3 million. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established whenever necessary.

Additionally, nonperforming assets also include $22.5 million in other real estate owned. This total includes land development of $10.3 million, land of $7.0 million, residential real estate of $2.6 million, commercial real estate of $1.6 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties have been adjusted to their fair values at the time of foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

The provision for loan losses for the quarter ended December 31, 2009 was $5.7 million, an increase of $1.2 million from the most recent quarter and an increase of $2.7 million from the same quarter a year ago. The net increase in the current quarter provision for loan losses principally related to specific reserves. The increase in the provision for loan losses and the current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk rating on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the loan portfolio was 1.63% at December 31, 2009, 1.75% at September 30, 2009, and 1.36% and 1.31% for the periods ending December 31, 2008 and September 30, 2008, respectively. The reduction in the allowance from the most recent quarter as a percentage of loans related to prior quarters identification of specific reserves that were charged-off in the current quarter.

Approximately $643.4 million, or 34.3%, of the Company’s loan portfolio is comprised of amortizing commercial real estate loans, of which approximately 42% is owner-occupied real estate and which typically carries a lower risk of loss. While there are industry concerns over possible softening in the commercial real estate sector, the Company’s portfolio is not highly speculative or concentrated in large credits. In addition, $307.7 million of the loan portfolio is concentrated in real estate construction loans, including raw land, land development, residential lots, speculative and presold residential construction and commercial construction loans (both owner-occupied and non-owner occupied). Of this amount, $153.9 million, or 50.0%, represents land and lot loans; $64.6 million, or 21.0%, represents land development loans; $44.9 million, or 14.6%, represents speculative and presold residential construction loans and $38.4 million, or 12.5%, is commercial construction. The Company’s real estate lending is conducted within its operating footprint in markets it understands and monitors.

NONINTEREST INCOME

For the three months ended December 31, 2009, noninterest income increased $2.0 million, or 31.2%, to $8.4 million from $6.4 million in the same period in 2008. Gains on sales of loans in the mortgage segment increased $2.1 million and related to higher origination volume driven by lower mortgage rates and the homebuyer’s tax credit. Gains on sales of investment securities increased $133 thousand while gains on sales of bank property and other real estate owned increased $33 thousand. Other operating income increased $71 thousand and related primarily to bank-owned life insurance. Service charges on deposit accounts declined $264 thousand, driven by reduced overdraft and returned check charges. Other service charges decreased $71 thousand, primarily related to lower brokerage commissions, letter of credit fees, ATM fees, partially offset by higher debit card income. Excluding the contribution of the mortgage segment, noninterest income decreased $102 thousand, or 2.3%.

On a linked quarter basis, noninterest income increased $534 thousand, or 6.8%, to $8.4 million from $7.9 million at September 30, 2009, primarily related to a $497 thousand increase in gains on sales of loans in the mortgage segment, $117 thousand related to gains on sales of investment securities and $74 thousand increase in fee income, primarily related to higher brokerage commissions, safe deposit box rent and debit card fees. Partially offsetting these increases were decreases of $79 thousand in service charges, primarily overdraft fees, $43 thousand in net losses on the sales of bank property and other real estate owned, and $32 thousand in other operating income. Excluding the contribution of the mortgage segment, noninterest income increased $35 thousand, or 0.8%.

For the year ended December 31, 2009, noninterest income increased $2.4 million, or 7.9%, to $33.0 million from $30.6 million for the same period in 2008. Of this increase, gains on sales of loans in the mortgage segment accounted for $5.5 million and related to higher origination volume and a surge in refinance activity, partially offset by declines in account service charges and other fee income of $902 thousand and $634 thousand, respectively as well as non-recurring gains on sales of bank property of $1.9 million during 2008. The decline in service charges and other fee income was primarily the result of decreased overdraft fees and returned check charges of $984 thousand, annuity sales of $207 thousand and brokerage commissions of $341 thousand. During the same period in 2008, the Company recorded gains of $1.9 million from the sale of bank property and $198 thousand relating to the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. Excluding the contribution of the mortgage segment and prior period gain transactions, noninterest income declined $1.0 million, or 5.7%.

NONINTEREST EXPENSE

For the three months ended December 31, 2009, noninterest expense increased $2.3 million, or 12.0%, to $21.9 million from $19.6 million compared to the fourth quarter of 2008. Other operating expenses increased $1.3 million, including increased FDIC insurance assessment premiums of $437 thousand related to higher regular assessment rates in 2009. Costs associated with the pending acquisition of First Market Bank were $554 thousand during the quarter. Other costs contributing to the increase included the acceleration of amounts due under a contract with a former employee upon his death totaling $420 thousand and legal fees of $172 thousand related to the Company’s problem loan workouts and collection efforts. Costs associated with maintaining other real estate owned increased $351 thousand and marketing and advertising expenses declined $236 thousand primarily due to lower print advertising of $134 thousand and donations of $126 thousand. These were partially offset by higher expenses relating to the Company’s Loyalty BankingSM and customer rewards campaigns of $161 thousand. Salaries and benefits also increased $1.2 million primarily related to higher mortgage segment commissions of $1.2 million, profit sharing expense of $239 thousand, group insurance costs of $221 thousand, offset by lower wage expenses of $208 thousand due to fewer employees in 2009 as well as lower incentive compensation of $250 thousand. Furniture and equipment expense decreased $127 thousand due to declining depreciation and amortization expense as useful lives were exhausted in certain asset classes. Occupancy expenses increased $39 thousand. Excluding mortgage segment operations, the accelerated contract payment and acquisition related expenses, noninterest expense increased approximately $139 thousand, or 0.8%.

On a linked quarter basis, noninterest expense increased $799 thousand, or 3.8%, to $21.9 million for the three months ended December 31, 2009. Other operating expense increased $742 thousand. Of this increase, $420 thousand related to the above accelerated contract payment and $118 thousand in additional legal fees related to continuing problem loan workouts. Costs related to the pending acquisition of First Market Bank increased $247 thousand to $554 thousand in the fourth quarter compared to $307 thousand in the third quarter. Other costs contributing to the increase were higher salaries and benefits expense of $56 thousand, primarily related to higher mortgage segment commissions, offset by lower wage expenses due to fewer employees and lower incentive compensation expenses. Furniture and fixture expenses increased $42 thousand, primarily in repairs and other related services while occupancy expenses declined $41 thousand. Excluding mortgage segment operations, the accelerated contract payment and acquisition related expenses, noninterest expense decreased $147 thousand, or 0.9%.

For the year ended December 31, 2009, noninterest expense increased $5.7 million, or 7.1%, to $85.3 million compared to $79.6 million for the year ended December 31, 2008. Other operating expenses increased $5.8 million. Of this increase, FDIC insurance assessment premiums accounted for $3.4 million and were comprised of a special insurance assessment of $1.2 million during the second quarter and an increase in the regular insurance assessment of $2.2 million. Costs associated with the pending acquisition of First Market Bank were $1.5 million in 2009. Other costs contributing to the increase were higher professional fees of $1.1 million which included legal expenses of $665 thousand relating to the Company’s problem loan workouts and collection activities and as mentioned above, and accelerated contract payment of $420 thousand. Costs related to other real estate owned and loan expenses increased to $1.6 million from $754 thousand last year. Marketing and advertising costs increased $125 thousand primarily related to the Company’s Loyalty BankingSM and other campaigns. Salary and benefits costs increased $189 thousand, related to higher mortgage segment commissions of $2.6 million, partially offset by lower salary expenses of $942 thousand, profit sharing expense of $809 thousand and incentive compensation of $959 thousand. In addition, furniture and equipment expenses declined $415 thousand, or 8.3%, primarily related to declining depreciation and amortization expense and rental costs. Occupancy expenses increased $91 thousand, or 1.3%. Excluding mortgage segment operations, increased FDIC special insurance assessment, the accelerated contract payment discussed above, acquisition related expenses and prior year conversion costs, noninterest expense increased approximately $388 thousand, or 0.5%.

During the first quarter of 2009, to replenish the FDIC’s deposit insurance fund, a final rule to impose a special insurance assessment of 5 basis points calculated on each bank’s total assets minus Tier 1 capital was approved. The special insurance assessment was billed on June 30, payable on September 30 and recorded as a second quarter expense. During the second quarter of 2009, the Company expensed $1.2 million related to the FDIC special insurance assessment. The special insurance assessment was in addition to the regular quarterly risk-based assessment. The assessment base for regular quarterly insurance assessments was not changed. On September 29, 2009, the FDIC adopted a rule to require institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012. The FDIC also adopted a uniform three-basis point increase in assessment rates effective January 1, 2011, and extended the restoration period from seven to eight years. The Company made a prepayment of $12.6 million during the fourth quarter, of which $3.3 million is expected to be expensed over the next 12 months.

For the year ended December 31, 2009, acquisition costs associated with the pending acquisition of First Market Bank, were $1.5 million and are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” These costs were predominantly legal and due diligence costs. The Company expects to incur additional acquisition costs both prior to and after the close date. On October 26, 2009, the Company held a special meeting of its shareholders and received shareholder approvals for its acquisition of First Market Bank and for changing its corporate name to Union First Market Bankshares Corporation. On January 14, 2010, the Company received regulatory approval from the Federal Reserve Bank of Richmond to move forward with its acquisition of First Market Bank and the transaction is expected to close on February 1, 2010.

BALANCE SHEET

At December 31, 2009, total assets increased slightly to $2.59 billion from $2.55 billion at December 31, 2008. Net loans decreased $4.9 million, or 0.3%, compared to December 31, 2008. On a linked quarter basis, net loans decreased $8.4 million from September 30, 2009. The Company’s mortgage segment increased loans held for sale by $12.2 million and $24.9 million, from September 30, 2009 and December 31, 2008, respectively, related to higher origination volume. As of December 31, 2009, total cash and cash equivalents were $45.9 million, a decrease of $102.6 million from $148.5 million at December 31, 2008. Total cash and equivalents at December 31, 2009, included proceeds of approximately $58.8 million from the Company’s third quarter follow-on equity raise, net of underwriting costs, legal and accounting fees. During the fourth quarter 2009, the Company redeemed the Preferred Stock issued to the U. S. Treasury by repaying $59 million received in December 2008 under the Capital Purchase Program. In addition, the Company also eliminated its brokered certificates of deposit, which totaled $66.7 million at December 31, 2008. The decline in total cash and cash equivalents from December 31, 2008 resulted from redeploying cash into higher yielding investment securities. Deposits decreased $10.6 million, or 0.6%, from a year ago primarily due to decreases in both regular and brokered certificates of deposit, partially offset by increases in money market accounts.

Total borrowings, including repurchase agreements, increased $32.5 million to $366.1 million at December 31, 2009, from a year ago, principally as a result of a net increase in wholesale funding. The Company’s equity to assets ratios were 10.90% and 10.73% at December 31, 2009 and 2008, respectively. The Company’s tangible common equity to assets ratio was 8.64% and 6.10% at December 31, 2009 and 2008, respectively.

The Company completed a follow-on equity raise on September 16, 2009, which generated cash and capital of approximately $58.8 million, net of underwriting discounts, commissions and estimated offering expenses from the issuance of 4,725,000 shares of common stock at a price of $13.25 per share. It is anticipated that the proceeds of this offering will be used for general corporate purposes, including organic and opportunistic acquisition-based growth.

In November 2009, the Company redeemed the Treasury’s investment of Fixed Rate Cumulative Perpetual Preferred Stock, Series A by repaying, with accumulated dividends, the $59 million it received in December 2008. Additionally, in December 2009, the Company entered into a Warrant Repurchase Letter Agreement with the U. S. Treasury to repurchase a warrant to purchase 211,318 shares of the Company’s common stock that was issued to the connection with the Company’s sale to the Treasury of Fixed Rate Cumulative Perpetual Preferred Stock. As a result of the Warrant repurchase, the Company has no securities issued or outstanding to the Treasury and is no longer participating in the Treasury’s Capital Purchase Program.

Management remains focused on maintaining strong levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable the Company to weather successfully this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

On a linked quarter basis, mortgage segment net income increased $196 thousand, or 66.2%, to $492 thousand from $296 thousand in the third quarter of 2009. Originations increased $40.8 million from $144.3 million to $185.1 million, or 28.3%, from the most recent quarter, resulting in an increase in loan revenue of $503 thousand, or 13.4%. Loan originations increased as a result of strong existing home sales influenced by the homebuyer tax credit and surging refinance volume attributed to historically low interest rates. The addition of new branch offices also generated increased loan origination volume. Other operating expenses decreased $26 thousand due to a reduction in loan related losses. Salary and benefit expenses increased $303 thousand related to commission expenses on increased loan volume and included personnel related to the addition of new office locations, one in Towson, Maryland and one in Raleigh, North Carolina late in the third quarter of 2009. Occupancy expenses decreased $8 thousand and furniture and equipment expenses increased $9 thousand.

For the three months ended December 31, 2009, the mortgage segment net income increased $586 thousand to $492 thousand from a loss of $94 thousand for the same quarter in 2008. Originations increased $100.4 million to $185.1 million, or 118.6%, from the same period last year, resulting in an increase in loan revenue of $2.1 million, or 98.3%. The addition of new offices also supplemented loan origination growth. Total noninterest expenses increased $1.5 million. Salaries and benefits increased $1.4 million primarily related to commission expenses on increased loan volume. Other operating expenses increased $96 thousand principally due to increased underwriting fees related to loan origination volume, insurance and facility costs related to new offices and marketing costs. Occupancy expenses declined $30 thousand principally due to the relocation and revision of lease terms for certain leased office locations. Furniture and equipment expense increased $20 thousand, which included costs related to the addition of new office locations and employees.

For the year ended December 31, 2009, mortgage segment net income increased $2.4 million from $39 thousand to $2.4 million for the same period in 2008. Originations increased $279 million to $703.7 million, or 65.7%, from the same period last year, resulting in an increase in loan revenue of $5.5 million, or 49.6%. Salaries and benefits increased $2.8 million principally due to commission expenses related to increased loan originations. Occupancy costs decreased $194 thousand and furniture and equipment costs decreased $66 thousand due to the nonrenewal of certain leased office locations and lower equipment rental expense, partially offset by the addition of two new office locations. Other operating expenses increased $168 million, principally due to increased underwriting fees related to loan volume and marketing costs.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond,

Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (6 locations in Washington, Front Royal, Middleburg, and Warrenton). Union Bank and Trust Company’s loan production office in Manassas was open through the first quarter of 2009 but was closed in early April 2009. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 30, 2009, the Company and First Market Bank announced the signing of an agreement, as amended on June 19, 2009, pursuant to which First Market Bank will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market Bank, a privately held federally chartered savings bank with over $1.3 billion in assets, operates 38 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, expected to occur on February 1, 2010, the Company will become the largest Virginia based community banking organization with approximately 94 branch locations and total assets of approximately $4.0 billion. On January 14, 2010, the Company announced that it received regulatory approval from the Federal Reserve Bank of Richmond to move forward with its acquisition of First Market Bank.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Year Ended
	12/31/09	12/31/08	09/30/09	12/31/09	12/31/08
Results of Operations
Interest and dividend income	$32,744	$32,905	$32,502	$128,587	$135,095
Interest expense	10,163	14,239	11,685	48,771	57,222

Net interest income	22,581	18,666	20,817	79,816	77,873
Provision for loan losses	5,744	3,077	4,517	18,246	10,020

Net interest income after provision for loan losses	16,837	15,589	16,300	61,570	67,853
Noninterest income	8,445	6,438	7,911	32,967	30,555
Noninterest expenses	21,904	19,560	21,105	85,287	79,636

Income before income taxes	3,378	2,467	3,106	9,250	18,772
Income tax expense	529	193	301	890	4,258

Net income	$2,849	$2,274	$2,805	$8,360	$14,514

Interest earned on loans (FTE)	$28,855	$29,401	$28,484	$113,070	$121,284
Interest earned on securities (FTE)	4,821	4,325	4,934	19,112	17,065
Interest earned on earning assets (FTE)	33,688	33,822	33,427	132,318	138,520
Net interest income (FTE)	23,525	19,583	21,742	83,546	81,298
Interest expense on certificates of deposit	6,802	8,860	7,647	30,849	36,654
Interest expense on interest-bearing deposits	8,229	11,202	9,331	39,452	44,298
Core deposit intangible amortization	481	481	481	1,924	1,937

Net income - community bank segment	$2,358	$2,366	$2,509	$5,921	$14,474
Net income (loss) - mortgage segment	492	(94)	296	2,440	39

Key Ratios
Return on average assets (ROA)	0.44%	0.37%	0.43%	0.32%	0.61%
Return on average equity (ROE)	3.61%	4.08%	3.88%	2.90%	6.70%
Efficiency ratio	70.60%	77.92%	73.46%	75.62%	73.45%
Efficiency ratio - community bank segment	68.33%	75.05%	71.02%	75.00%	70.39%
Net interest margin (FTE)	3.97%	3.52%	3.69%	3.55%	3.79%
Yields on earning assets (FTE)	5.69%	6.08%	5.68%	5.62%	6.46%
Cost of interest-bearing liabilities (FTE)	2.08%	2.90%	2.37%	2.46%	3.06%
Noninterest expense less noninterest income / average assets	2.08%	2.12%	2.04%	2.03%	2.06%

Per Share Data
Earnings per common share, basic	$0.02	$0.17	$0.13	$0.22	$1.08
Earnings per common share, diluted	0.02	0.17	0.13	0.22	1.07
Cash dividends paid per common share	0.060	0.185	0.060	0.300	0.740
Market value per share	12.39	24.80	12.45	12.39	24.80
Book value per tangible common share	15.34	16.03	15.47	15.34	16.03
Tangible common book value per common share	11.85	11.17	11.95	11.85	11.17
Price to earnings ratio, diluted	156.15	36.67	24.14	56.32	23.18
Price to book value per common share ratio	0.81	1.55	0.80	0.81	1.55
Price to tangible common share ratio	1.05	2.22	1.04	1.05	2.22
Weighted average common shares outstanding, basic	18,327,987	13,512,755	15,123,935	15,160,619	13,477,760
Weighted average common shares outstanding, diluted	18,369,746	13,626,783	15,165,105	15,201,993	13,542,948
Common shares outstanding at end of period	18,419,567	13,570,970	18,335,266	18,419,567	13,570,970

Financial Condition
Assets	$2,587,272	$2,551,932	$2,583,284	$2,587,272	$2,551,932
Loans, net of unearned income	1,874,224	1,874,088	1,885,075	1,874,224	1,874,088
Earning Assets	2,336,281	2,217,135	2,360,752	2,336,281	2,217,135
Goodwill	56,474	56,474	56,474	56,474	56,474
Core deposit intangibles, net	7,690	9,613	8,171	7,690	9,613
Deposits	1,916,364	1,926,999	1,965,568	1,916,364	1,926,999
Stockholders’ equity	282,088	273,798	340,231	282,088	273,798
Tangible common equity	217,924	151,577	219,130	217,924	151,577

	Three Months Ended			Year Ended
	12/31/09	12/31/08	09/30/09	12/31/09	12/31/08
Averages
Assets	$2,568,743	$2,468,198	$2,566,838	$2,578,808	$2,379,403
Loans, net of unearned income	1,880,505	1,865,992	1,872,906	1,873,606	1,817,755
Loans held for sale	47,354	18,134	48,126	46,454	24,320
Securities	402,033	296,137	398,991	379,754	289,248
Earning assets	2,349,085	2,212,479	2,333,648	2,353,854	2,143,646
Deposits	1,942,940	1,858,847	1,984,639	1,969,534	1,765,833
Certificates of deposit	904,549	972,888	940,340	948,830	935,398
Interest-bearing deposits	1,645,685	1,585,641	1,682,432	1,679,765	1,493,069
Borrowings	292,984	369,802	275,542	300,739	377,601
Interest-bearing liabilities	1,938,669	1,955,443	1,957,974	1,980,504	1,870,670
Stockholders’ equity	313,369	221,737	286,870	288,243	216,622
Tangible common equity	219,511	147,488	165,594	173,618	147,587

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$32,930	$24,420	$29,639	$25,496	$19,336
Add: Allowance from acquired banks	—	—	—	—	—
Add: Recoveries	126	113	750	1,150	340
Less: Charge-offs	8,316	2,114	1,976	14,408	4,200
Add: Provision for loan losses	5,744	3,077	4,517	18,246	10,020

Ending balance of allowance for loan losses	$30,484	$25,496	$32,930	$30,484	$25,496

Allowance for loan losses / total outstanding loans	1.63%	1.36%	1.75%	1.63%	1.36%
Nonperforming Assets
Nonaccrual loans	$22,348	$14,412	$29,653	$22,348	$14,412
Other real estate and foreclosed properties	22,509	7,140	13,783	22,509	7,140

Total nonperforming assets	44,857	21,552	43,436	44,857	21,552
Loans > 90 days and still accruing	7,296	3,082	11,236	7,296	3,082

Total nonperforming assets and loans > 90 days and still accruing	$52,153	$24,634	$54,672	$52,153	$24,634

Nonperforming assets / total outstanding loans	2.39%	1.15%	2.30%	2.39%	1.15%
Allowance for loan losses / nonperforming loans	136.41%	176.91%	111.05%	136.41%	176.91%
Allowance for loan losses / nonperforming assets	67.96%	118.30%	75.81%	67.96%	118.30%

Other Data
Mortgage loan originations	$185,088	$84,682	$144,258	$703,744	$424,601
% of originations that are refinances	36.80%	35.64%	30.88%	49.50%	38.48%
End of period full-time employees	662	670	665	662	670
Number of full-service branches	56	59	58	56	59
Number of community banks (subsidiaries)	3	3	3	3	3
Number of full automatic transaction machines (ATM’s)	126	152	125	126	152

Alternative Performance Measures
Cash basis earnings[1]
Net income	$2,849	$2,274	$2,805	$8,360	$14,514
Plus: Core deposit intangible amortization, net of tax	313	313	313	1,251	1,259

Cash basis operating earnings	$3,162	$2,587	$3,118	$9,611	$15,773

Average assets	$2,568,743	$2,468,198	$2,566,838	$2,578,808	$2,379,403
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	7,921	9,846	8,405	8,639	10,568

Average tangible assets	$2,504,349	$2,401,878	$2,501,959	$2,513,695	$2,312,361

Average equity	$313,369	$221,737	$286,870	$288,243	$216,622
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	7,921	9,846	8,405	8,639	10,568
Less: Average preferred equity	29,463	7,929	56,397	49,512	1,993

Average tangible common equity	$219,511	$147,488	$165,594	$173,618	$147,587

Cash basis earnings per share, diluted	$0.17	$0.19	$0.21	$0.63	$1.16
Cash basis return on average tangible assets	0.50%	0.43%	0.49%	0.38%	0.68%
Cash basis return on average tangible common equity	5.71%	6.98%	7.47%	5.54%	10.69%

[1]

Cash basis earnings - as a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	December 31, 2009	December 31, 2008
	Unaudited	Audited
ASSETS
Cash and cash equivalents:
Cash and due from banks	$38,725	$144,625
Interest-bearing deposits in other banks	4,106	903
Money market investments	127	122
Other interest-bearing deposits	2,598	2,598
Federal funds sold	355	289

Total cash and cash equivalents	45,911	148,537

Securities available for sale, at fair value	400,591	309,711

Loans held for sale	54,280	29,424

Loans, net of unearned income	1,874,224	1,874,088
Less allowance for loan losses	30,484	25,496

Net loans	1,843,740	1,848,592

Bank premises and equipment, net	78,722	77,425
Other real estate owned	22,509	7,140
Core deposit intangibles, net	7,690	9,613
Goodwill	56,474	56,474
Other assets	77,355	65,016

Total assets	$2,587,272	$2,551,932

LIABILITIES
Noninterest-bearing demand deposits	$294,222	$274,829
Interest-bearing deposits:
NOW accounts	215,327	201,317
Money market accounts	446,980	361,138
Savings accounts	102,852	93,559
Time deposits of $100,000 and over	407,894	452,297
Brokered certificates of deposit	—	66,709
Other time deposits	449,089	477,150

Total interest-bearing deposits	1,622,142	1,652,170

Total deposits	1,916,364	1,926,999

Securities sold under agreements to repurchase	50,550	68,282
Other short-term borrowings	115,201	55,000
Trust preferred capital notes	60,310	60,310
Long-term borrowings	140,000	150,000
Other liabilities	22,759	17,543

Total liabilities	2,305,184	2,278,134

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 59,000; issued and outstanding, 59,000 shares at December 31, 2008 and none at December 31, 2009	—	590

Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 18,419,567 shares and 13,570,970 shares, respectively	24,462	18,055
Surplus	98,136	101,719
Retained earnings	155,047	155,140
Warrant	—	2,808
Discount on preferred stock	—	(2,790)
Accumulated other comprehensive (loss) income	4,443	(1,724)

Total stockholders’ equity	282,088	273,798

Total liabilities and stockholders’ equity	$2,587,272	$2,551,932

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$28,636	$29,216	$112,316	$120,642
Interest on Federal funds sold	1	64	1	98
Interest on deposits in other banks	12	17	135	39
Interest on money market investments	—	—	—	1
Interest on other interest-bearing deposits	—	2	—	49
Interest and dividends on securities:
Taxable	2,746	2,271	10,606	9,068
Nontaxable	1,349	1,335	5,529	5,198

Total interest and dividend income	32,744	32,905	128,587	135,095

Interest expense:
Interest on deposits	8,229	11,202	39,451	44,298
Interest on Federal funds purchased	11	2	27	380
Interest on short-term borrowings	278	709	2,261	4,407
Interest on long-term borrowings	1,645	2,326	7,032	8,137

Total interest expense	10,163	14,239	48,771	57,222

Net interest income	22,581	18,666	79,816	77,873
Provision for loan losses	5,744	3,077	18,246	10,020

Net interest income after provision for loan losses	16,837	15,589	61,570	67,853

Noninterest income:
Service charges on deposit accounts	2,036	2,300	8,252	9,154
Other service charges, commissions and fees	1,581	1,652	6,003	6,637
Gains on securities transactions, net	133	—	163	29
Gains on sales of loans	4,258	2,153	16,654	11,120
Gains (losses) on sales of other real estate and bank premises, net	(13)	(46)	(37)	1,826
Other operating income	450	379	1,932	1,789

Total noninterest income	8,445	6,438	32,967	30,555

Noninterest expenses:
Salaries and benefits	10,912	9,741	43,315	43,126
Occupancy expenses	1,739	1,778	7,051	6,960
Furniture and equipment expenses	1,122	1,249	4,573	4,988
Other operating expenses	8,131	6,792	30,348	24,562

Total noninterest expenses	21,904	19,560	85,287	79,636

Income before income taxes	3,378	2,467	9,250	18,772
Income tax expense	529	193	890	4,258

Net income	$2,849	$2,274	$8,360	$14,514
Dividends paid and accumulated on preferred stock	25	—	2,237	—
Accretion of discount on preferred stock	2,418	18	2,790	18

Net income available to common shareholders	$406	$2,256	$3,333	$14,496

Earnings per share, basic	$0.02	$0.17	$0.22	$1.08

Earnings per share, diluted	$0.02	$0.17	$0.22	$1.07

See accompanying notes to condensed consolidated financial statements.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months December 31,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$285,076	$2,746	3.82%	$181,308	$2,271	4.98%	$173,564	$2,210	5.05%
Tax-exempt	116,957	2,075	7.04%	114,829	2,054	7.12%	105,636	1,902	7.14%

Total securities	402,033	4,821	4.76%	296,137	4,325	5.81%	279,200	4,112	5.84%
Loans, net (2)	1,880,505	28,365	5.98%	1,865,992	29,135	6.21%	1,713,402	32,276	7.47%
Loans held for sale	47,354	490	4.11%	18,134	266	5.84%	22,635	334	5.86%
Federal funds sold	340	—	0.22%	27,878	92	1.31%	662	8	5.00%
Money market investments	191	—	0.00%	101	—	0.00%	241	1	1.71%
Interest-bearing deposits in other banks	16,064	12	0.30%	1,639	2	0.41%	967	10	4.07%
Other interest-bearing deposits	2,598	—	0.00%	2,598	2	0.26%	2,598	31	4.76%

Total earning assets	2,349,085	33,688	5.69%	2,212,479	33,822	6.08%	2,019,705	36,772	7.22%

Allowance for loan losses	(33,410)			(24,799)			(18,896)
Total non-earning assets	253,068			280,518			254,490

Total assets	$2,568,743			$2,468,198			$2,255,299

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$205,565	64	0.12%	$211,566	276	0.52%	$210,929	334	0.63%
Money market savings	433,808	1,275	1.17%	304,910	1,932	2.52%	160,084	971	2.41%
Regular savings	101,763	88	0.34%	96,277	134	0.55%	103,102	194	0.75%
Certificates of deposit:
$100,000 and over	430,946	3,333	3.07%	434,549	4,047	3.70%	449,333	5,545	4.90%
Under $100,000	473,603	3,469	2.91%	538,339	4,813	3.56%	454,834	5,212	4.55%

Total interest-bearing deposits	1,645,685	8,229	1.98%	1,585,641	11,202	2.81%	1,378,282	12,256	3.53%
Other borrowings	292,984	1,934	2.61%	369,802	3,037	3.27%	356,236	4,717	5.25%

Total interest-bearing liabilities	1,938,669	10,163	2.08%	1,955,443	14,239	2.90%	1,734,518	16,973	3.88%

Noninterest-bearing liabilities:
Demand deposits	297,255			273,206			290,374
Other liabilities	19,450			17,812			19,751

Total liabilities	2,255,374			2,246,461			2,044,643
Stockholders’ equity	313,369			221,737			210,656

Total liabilities and stockholders’ equity	$2,568,743			$2,468,198			$2,255,299

Net interest income		$23,525			$19,583			$19,799

Interest rate spread (3)			3.61%			3.18%			3.34%
Interest expense as a percent of average earning assets			1.72%			2.56%			3.33%
Net interest margin			3.97%			3.52%			3.89%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the year Ended December 31,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate
	(Dollars in thousands)
Assets:
Securities:
Taxable	$261,078	$10,606	4.06%	$178,221	$9,068	5.09%	$173,942	$8,945	5.14%
Tax-exempt	118,676	8,506	7.17%	111,027	7,997	7.20%	100,944	7,272	7.20%

Total securities	379,754	19,112	5.03%	289,248	17,065	5.90%	274,886	16,217	5.90%
Loans, net (1)	1,873,606	111,139	5.93%	1,817,755	119,898	6.60%	1,637,573	125,628	7.67%
Loans held for sale	46,454	1,931	4.16%	24,320	1,370	5.63%	21,991	1,346	6.12%
Federal funds sold	313	1	0.20%	8,217	98	1.19%	2,852	614	5.53%
Money market investments	135	—	0.00%	153	1	0.40%	217	4	1.94%
Interest-bearing deposits in other banks	50,994	135	0.26%	1,355	39	1.73%	1,116	57	5.12%
Other interest-bearing deposits	2,598	—	0.00%	2,598	49	1.87%	2,596	135	5.18%

Total earning assets	2,353,854	132,318	5.62%	2,143,646	138,520	6.46%	1,941,231	144,001	7.42%

Allowance for loan losses	(29,553)			(21,830)			(18,666)
Total non-earning assets	254,507			257,587			244,558

Total assets	$2,578,808			$2,379,403			$2,167,123

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$201,520	314	0.16%	$218,349	$1,352	0.62%	$206,748	1,316	0.64%
Money market savings	429,501	7,905	1.84%	238,540	5,708	2.39%	158,461	3,708	2.34%
Regular savings	99,914	384	0.38%	100,782	584	0.58%	104,507	820	0.78%
Certificates of deposit:
$100,000 and over	456,644	15,063	3.30%	435,807	17,363	3.98%	446,662	22,024	4.93%
Under $100,000	492,186	15,786	3.21%	499,591	19,291	3.86%	451,224	20,366	4.51%

Total interest-bearing deposits	1,679,765	39,452	2.35%	1,493,069	44,298	2.97%	1,367,602	48,234	3.53%
Other borrowings	300,739	9,320	3.10%	377,601	12,924	3.42%	291,742	17,017	5.83%

Total interest-bearing liabilities	1,980,504	48,772	2.46%	1,870,670	57,222	3.06%	1,659,344	65,251	3.93%

Noninterest-bearing liabilities:
Demand deposits	289,769			272,764			283,877
Other liabilities	20,292			19,347			18,377

Total liabilities	2,290,565			2,162,781			1,961,598
Stockholders’ equity	288,243			216,622			205,525

Total liabilities and stockholders’ equity	$2,578,808			$2,379,403			$2,167,123

Net interest income		$83,546			$81,298			$78,750

Interest rate spread (2)			3.16%			3.40%			3.49%
Interest expense as a percent of average earning assets			2.07%			2.67%			3.36%
Net interest margin			3.55%			3.79%			4.06%

(1)	Nonaccrual loans are included in average loans outstanding.
(2)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.